                                                                   Exhibit 10.35

  Confidential materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

                           EXCLUSIVE LICENSE AGREEMENT

                                     BETWEEN

                      CHILDREN'S MEDICAL CENTER CORPORATION

                                       AND

                               REPROGENESIS, Inc.

                                    TABLE OF CONTENTS

Articles                                                                    Page

ARTICLE I.  DEFINITIONS......................................................1

ARTICLE II.  GRANT...........................................................3

ARTICLE III.  DUE DILIGENCE..................................................5

ARTICLE IV.  ROYALTIES AND OTHER PAYMENTS....................................6

ARTICLE V.  REPORTS AND RECORDS..............................................8

ARTICLE VI.  PATENT PROSECUTION..............................................9

ARTICLE VII.  INFRINGEMENT...................................................9

ARTICLE VIII.  UNIFORM INDEMNIFICATION AND INSURANCE PROVISIONS.............11

ARTICLE IX.  EXPORT CONTROLS................................................12

ARTICLE X.  NON-USE OF NAMES................................................12

ARTICLE XI.  ASSIGNMENT.....................................................12

ARTICLE XII.  DISPUTE RESOLUTION AND ARBITRATION............................13

ARTICLE XIII.  TERM AND TERMINATION.........................................14

ARTICLE XIV.  PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS...................14

ARTICLE XV.  GENERAL PROVISIONS.............................................15

  Confidential materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

                           EXCLUSIVE LICENSE AGREEMENT

      This Agreement is made and entered into as of the date last written below (the Effective Date), by and between CHILDREN'S MEDICAL CENTER CORPORATION, a charitable corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 300 Longwood Avenue, Boston, Massachusetts, 02115, U.S.A. (hereinafter referred to as "CMCC"), and Reprogenesis, Inc., a business corporation organized and existing under the laws of the State of Texas and having its principal office at 21 Erie Street, Cambridge, Massachusetts, 02139 (hereinafter referred to as "Licensee").

      WHEREAS, CMCC is the owner of certain Patent Rights (as that term shall be defined hereafter) and has the right to grant exclusive licenses under said Patent Rights, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government for those patents developed with U.S. Government funding;

      WHEREAS, CMCC desires to have the Patent Rights utilized in the public interest and is willing to grant a license thereunder on the terms and conditions described herein;

      WHEREAS, Licensee has represented to CMCC that Licensee is ready, willing and able to engage in the commercial development, production, manufacture, marketing and sale of Licensed Products (as that term shall be defined hereafter) and/or the use of Licensed Processes (as that term shall be defined hereafter) and that it shall commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights in accordance with the terms and conditions described herein so that public utilization shall result therefrom; and

      WHEREAS, Licensee desires to obtain an exclusive license under the Patent Rights on the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                             ARTICLE I. DEFINITIONS

      For the purpose of this Agreement, the following words and phrases shall have the meanings set forth below:

      A. "Affiliate" shall mean any company or other legal entity controlling, controlled by or under common control with Licensee. For purposes of the definition of "Affiliate" the term "control" shall mean: (i) in the case of a corporate entity, the direct or indirect ownership of at least a majority of the stock or participating shares entitled to vote for the election of directors of that entity; (ii) in the case of a partnership, the power customarily held by a general partner to direct the management and policies of such partnership; or
(iii) in the case of a joint venture, whether in corporate, partnership or other legal form, a more than nominal economic interest and managerial role.

      B. "Combination Product(s) or Process(es)" shall mean a product or process that includes a Licensed Product or Licensed Process sold in combination with another component(s)

  Confidential materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

whose manufacture, use or sale by an unlicensed party would not constitute an infringement of the Patent Rights.

      C. "Field of Use" shall mean all [**], [**] and [**].

      D. "First Commercial Sale" shall mean with respect to each country: (i) the first sale of any Licensed Product or Licensed Process by Licensee, following approval of such Licensed Product's or Licensed Process's marketing by the appropriate governmental agency, if any such approval is necessary, for the country in which the sale is to be made; or (ii) when governmental approval is not required, the first sale in that country of the Licensed Product or Licensed Process.

      E. "Licensed Product" shall mean any product or part thereof:

          1. The manufacture, use or sale of which would infringe any one of the issued, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in any country.

          2. The manufacture of which uses a "Licensed Process" as that term shall be defined hereafter.

      F. "Licensed Process" shall mean any process that would infringe any one of the issued, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in any country.

      G. "Licensee" shall mean Licensee and/or its successor(s) or assignee(s) and/or its Affiliates.

      H. "Net Sales" shall mean gross receipts received by Licensee, Licensee's sublicensees or Licensee's Affiliates for Licensed Products and Licensed Processes produced hereunder, less the sum of the following:

          1. Discounts allowed in amounts customary in the trade.

          2. Sales taxes, tariff duties and/or use taxes directly imposed and with reference to particular sales.

          3. Outbound transportation and delivery charges (including insurance premiums related to transportation and delivery) prepaid or allowed.

          4. Amounts allowed or credited on returns and bad debts.

      No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Licensee and on its payroll or for the cost of collections. Licensed Products and Licensed Processes shall be considered "sold" when billed out or invoiced. Notwithstanding anything herein to the contrary, the following shall not be considered a sale of a Licensed Product or Licensed Process under this
Agreement: (i) the transfer of a Licensed Product or Licensed Process to an Affiliate for sale by the Affiliate in a transaction that will be royalty bearing; (ii) the transfer of a Licensed Product or Licensed Process to a third party without consideration to Licensee in connection with the development or testing of a Licensed Product or Licensed Process; or (iii) the transfer of a Licensed Product or Licensed Process to a third party without consideration in connection with the marketing or promotion of the Licensed Product or Licensed Process.

      I. "Patent Rights" shall mean all of the following intellectual property which CMCC owns or has rights to during the term of this Agreement:

          1. The United States and foreign patents and/or patent applications listed in Appendix 1 attached hereto and incorporated herein by reference and divisionals and continuations thereof.

          2. The United States and foreign patents issued from the applications listed in Appendix 1 and from divisionals and continuations of those applications.

          3. Claims of United States and foreign continuation-in-part applications, and of the resulting patents, which relate to subject matter specifically described in the United States and foreign patent applications described in Appendix 1.

          4. Claims of all later filed foreign patent applications, and of the resulting patents, which relate to subject matter specifically described in the United States patent and/or patent applications described in subparagraphs 1, 2 or 3 of this Article 1, Paragraph 1.

          5. Any reissues, divisions, amendments or extensions of the United States or foreign patents described in subparagraphs 1, 2, 3 or 4 of this
      Article 1, Paragraph 1.

      J. "Sublicensee" shall mean a person or entity unaffiliated with Licensee to whom Licensee has granted an arm's length sublicense under this Agreement.

                               ARTICLE II. GRANT

      A. CMCC hereby grants to Licensee the worldwide right and exclusive license to develop, make, have made, use, lease, offer for sale and sell the Licensed Products and to practice the Licensed Processes for the Field of Use to the end of the term for which the Patent Rights are granted, unless sooner terminated as provided in this Agreement.

      B. Notwithstanding anything above to the contrary, CMCC shall retain a royalty-free, nonexclusive, irrevocable license to practice, and to sublicense other nonprofit research organizations to practice, the Patent Rights for noncommercial research purposes only.

      C. Notwithstanding anything above to the contrary, the license granted hereunder shall be subject to the rights of the United States government, if any, under Public Laws 96-517, 97-226, and 98-620, codified at 35 U.S.C. sec. 200-212 and any regulations promulgated thereunder.

      D. Licensee agrees that Licensed Products leased or sold in the United States shall be manufactured substantially in the United States, subject to 37 CFR 401.14(i).

      E. In order to establish exclusivity for Licensee, CMCC hereby agrees that it shall not, without Licensee's prior written consent, grant to any other commercial party a license to make, have made, use, lease and/or sell Licensed Products or to use the Licensed Processes in the Field of Use during the period of time in which this Agreement is in effect, except as otherwise specified in this Agreement or as required by law to grant rights to the United States Government.

      F. Licensee shall have the right to enter into sublicensing agreements with respect to any of the rights, privileges, and licenses granted hereunder, subject to the terms and conditions hereof. Such sublicenses will terminate upon the termination of Licensee's rights granted herein unless events of default are cured by Licensee or Sublicensee within thirty (30) days of notification by CMCC of default and/or as provided by the terms of this Agreement.

      G. Licensee agrees that any sublicense granted by it shall provide that the obligations to CMCC of Articles II (Grant), V (Reports and Records), VII (Infringement), VIII (insurance and Indemnification), IX (Export Controls), X (Non-Use of Names), XI (Assignment), XII (Dispute Resolution), XIII (Term and Termination) and XV (Miscellaneous Provisions) of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Licensee further agrees to attach a copy of this Agreement to all sublicense agreements, deleting economic terms when and as appropriate.

      H. Licensee agrees to provide to CMCC notice of any sublicense granted hereunder and to forward to CMCC a copy of any and all fully executed sublicense agreements. Licensee further agrees to forward to CMCC annually a copy of such reports received by Licensee from its sublicensees during the preceding twelve
(12) month period as shall be pertinent to a royalty accounting under the applicable sublicense.

      I. Licensee shall advise CMCC in writing of any consideration received from sublicensees. Licensee shall not accept from any sublicensee anything of value in lieu of cash payments to discharge sublicensee's payment obligations under any sublicense granted under this Agreement, without the express written permission of CMCC, which permission shall not be unreasonably withheld.

      J. CMCC agrees that if Licensee has provided to CMCC notice that Licensee has granted a sublicense to a sublicensee under this Agreement, then in the event CMCC terminates this Agreement for any reason provided hereafter, CMCC shall provide to such sublicensee no less than thirty (30) days prior to the effective date of said termination, written notice of said termination at the address specified by Licensee to CMCC in Licensee's notice to CMCC under Paragraph H of this Article II. CMCC agrees that upon the sublicensee's notice as described below and provided the sublicensee is not in breach of its sublicense, CMCC shall grant to such sublicensee license rights and terms equivalent to the sublicense rights and terms which the Licensee shall have granted to said sublicensee; provided that the sublicensee shall remain a sublicensee under this Agreement for a period of at least sixty (60) days following receipt of notice from CMCC. Sublicensee shall during said sixty (60) day period provide to CMCC notice

  Confidential materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

wherein the sublicensee: (i) reaffirms the terms and conditions of this Agreement as it relates to the rights the sublicensee has been granted under the sublicense; (ii) agrees to abide by all of the terms and conditions of this Agreement applicable to sublicensees and to discharge directly all pertinent obligations of Licensee which Licensee is obligated hereunder to discharge; and
(iii) acknowledges that CMCC shall have no obligations to the sublicensee other than its obligations set forth in this Agreement with regard to Licensee.

      K. The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any technology not described in the Patent Rights.

                           ARTICLE III. DUE DILIGENCE

      A. Licensee shall use its good faith and diligent efforts to bring one or more Licensed Products and/or Licensed Processes to market as soon as reasonably practicable, consistent with sound and reasonable business practices and judgment, through a thorough, vigorous and diligent program for exploitation of the Patent Rights. Thereafter, Licensee agrees that until expiration or termination of this Agreement, Licensee shall continue active and diligent efforts to keep Licensed Products and/or Licensed Processes reasonably available to the public. In the event Licensee decides not to exploit a licensed Patent Right, it shall promptly inform CMCC in writing and shall surrender to CMCC its license to that Patent Right.

      B. The parties acknowledge that Licensee has provided to CMCC prior to the date of execution of this Agreement a written commercialization development plan ("Development Plan") setting forth the initial indications and markets for Licensed Products and Licensed Processes, including to the extent practicable:
(i) time-delimited targets for pre-clinical development, clinical trials, regulatory approval, manufacturing and marketing that represent reasonable efforts, consistent with industry norms for similar technology and applications, to bring Licensed Products and Licensed Processes to the marketplace; and (ii) actual or projected financial resources and/or strategic alliances that will be required to implement the Development Plan. The Development Plan is attached hereto as Appendix 2 and is hereby incorporated herein by reference.

      C. Licensee shall use good faith and diligent efforts to accomplish the milestones set forth in the Development Plan and to manufacture and distribute Licensed Products and Licensed Processes.

      D. Notwithstanding anything above to the contrary, CMCC shall not unreasonably withhold its assent to any revision of the objective(s) set forth in the Development Plan when requested in writing by Licensee and supported by evidence reasonably acceptable to CMCC: (i) of technical difficulties or delays in the clinical studies or regulatory process that Licensee could not have reasonably avoided; or (ii) that Licensee, its Affiliates and/or sublicensees have expended good faith and diligent efforts and adequate resources to meet said objective.

      E. In the event Licensee fails to meet the objective(s) set forth in the Development Plan in a timely manner, CMCC shall notify Licensee thereof in writing, and Licensee shall have [**] days following such notification to establish to the reasonable satisfaction of CMCC that (i)

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  Confidential materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

it has met such objective(s); or (ii) a revision to the Development Plan is necessary and appropriate as contemplated above. In the event Licensee fails to establish the same to CMCC's reasonable satisfaction, CMCC shall have the right in its discretion to terminate the license granted to Licensee under this Agreement or to convert the license granted to Licensee hereunder to a nonexclusive license on financial terms and conditions mutually agreed to by CMCC and Licensee.

                    ARTICLE IV. ROYALTIES AND OTHER PAYMENTS

      A. For the rights, privileges and exclusive licenses granted hereunder, Licensee shall pay to CMCC the following amounts in the manner hereinafter provided until the end of the term of the last to expire Patent Right, unless this Agreement shall be sooner terminated as hereinafter provided:

          1. A license issue fee of $[**], payable within ten (10) days of the Effective Date.

          2. Patent costs invoiced to date for the Patent Rights listed in Appendix 1 of not more than [**] dollars ($[**]), payable within ten (10) days of receiving an invoice from CMCC and ongoing patent costs for the Patent Rights.

          3. A License Maintenance Fee of $[**], which shall be payable on January 1, 2001 and on January 1 of each subsequent year thereafter during the exclusive license period of this Agreement. Notwithstanding anything herein to the contrary, any Running Royalties (defined below) subsequently due on Net Sales of Licensed Products and Licensed Processes, if any, for each such year shall be creditable against the License Maintenance Fee for said year. License Maintenance Fees paid in excess of Running Royalties shall not be creditable against Running Royalties due in future years. No License Maintenance Fee shall be due in any year in which Licensee is funding sponsored research for development of the Patent Rights of at least [**] dollars ($[**]) at CMCC.

          4. Milestone payments as follows:

             Upon obtaining first marketing approval by
             the FDA or equivalent foreign agency of the
             first Licensed Product/Processes                      $[**]

             Upon achieving $[**] cumulative Net Sales
             for Licensed Products/Processes                       $[**]

          5. Running Royalties in an amount equal to [**] percent ([**]%) of Net Sales of Licensed Products or Licensed Processes used, leased or sold by and/or for Licensee and/or its Affiliates.

          6. In the event Licensee has granted sublicenses under this Agreement within [**] of the Effective Date, [**] percent ([**]%) of any and all payments (excluding payments for research and development and equity investments) received by Licensee from said sublicensees in consideration of permitting the sublicensee to practice the

  Confidential materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

      Patent Rights, including but not limited to sublicense issue fees, any lump sum payments, milestone payments, technology transfer payments or other similar fees, and royalties; provided that with respect to running royalties in connection with a sublicensee's sales of Licensed Products or Licensed Processes, Licensee shall pay to CMCC hereunder an amount equal to the royalty CMCC would have received from Licensee if such sales had been made by Licensee. If sublicenses are granted after [**] from the Effective Date, Licensee will pay CMCC [**] percent ([**]%) of any and all payments as stated above.

      B. No multiple royalties shall be payable because any Licensed Product or Licensed Process, its manufacture, use, lease or sale are or shall be covered by more than one Patent Rights patent application or Patent Rights patent licensed under this Agreement.

      C. To the extent that Licensee obtains subsequent to the date of this Agreement licenses to third party patents or other intellectual property that are necessary to produce or sell Licensed Products or Licensed Processes, Licensee may deduct from the royalty due to CMCC [**] percent ([**]%) of the royalties due on such third party patents or intellectual property up to an amount equal to [**] percent ([**]%) of royalties hereunder.

      D. For purposes of calculating royalties, in the event that a Licensed Product or Licensed Process includes both component(s) covered by a valid claim of a Patent Right ("Patented Component") and a component which is therapeutically active alone or in a combination which does not require the Patented Component, and such component is not covered by a valid claim of a Patent Right ("Unpatented Component"), then Net Sales of the Combination Product or Combination Process shall be calculated using one of the following methods:

          1. By multiplying the Net Sales of the Combination Product or Combination Process during the applicable royalty accounting period ("accounting period") by a fraction, the numerator of which is the aggregate gross selling price of the Patented Component(s) contained in the Combination Product or Combination Process if sold separately, and the denominator of which is the sum of the gross selling price of both the Patented Component(s) and the Unpatented Component(s) contained in the Combination Product or Combination Process if sold separately; or

          2. In the event that no such separate sales are made of the Patented Component(s) or the Unpatented Components during the applicable accounting period, Net Sales for purposes of determining royalties payable hereunder shall be calculated by multiplying the Net Sales of the Combination Product or Combination Process by a fraction, the numerator of which is the fully allocated production cost of the Patented Component(s) and the denominator of which is the sum of the fully allocated production costs of the Patented Component(s) and the Unpatented Component(s) contained in the Combination Product or Combination Process. Such fully allocated costs shall be determined by using Licensee's standard accounting procedures, which procedures must conform to standard cost accounting procedures.

      E. Royalty payments shall be paid in United States dollars in Boston, Massachusetts, or at such other place as CMCC may reasonably designate consistent with the laws and

  Confidential materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

regulations controlling in any foreign country. If the currency conversion shall be required in connection with the payments of royalties or other amounts hereunder, the conversion shall be made by using the exchange rate prevailing at the Bank of Boston on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

      F. The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of [**] percent ([**]%) above the prime rate in effect at the Bank of Boston on the due date. The payment of such interest shall not foreclose CMCC from exercising any other rights it may have as a consequence of the lateness of any payment.

                         ARTICLE V. REPORTS AND RECORDS

      A. Licensee shall keep, and shall require its Affiliates and sublicensees to keep, full, true and accurate books of account in accordance with generally accepted accounting principles and containing sufficient detail to enable CMCC to determine the royalty and other amounts payable to CMCC under this Agreement. Said books of account shall be kept at Licensee's principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates. Said books and the supporting data shall be retained for at least five (5) years following the end of the calendar year to which they pertain.

      B. CMCC shall have the right to audit the books of account described above from time to time to the extent necessary to verify the reports provided for herein or compliance in other respects with this Agreement. CMCC or its agents shall perform these audits at CMCC's expense during Licensee's regular business hours.

      C. Licensee shall deliver to CMCC true and accurate reports by March 31st, for the period July 1 through December 31 of the previous year, and on September 30th, for the period January 1st through June 30th of the current year, giving such particulars of the business conducted by Licensee, its Affiliates and its sublicensees under this Agreement as shall be pertinent to a royalty accounting hereunder and to verify Licensee's activities with respect to achieving the objectives of the Development Plan described in Article III above. These reports shall include at least the following:

          1. Number of Licensed Products and Licensed Processes manufactured and sold.

          2. Aggregate billings for Licensed Products and Licensed Processes sold.

          3. Accounting for all Licensed Products and Licensed Processes sold.

          4. Applicable deductions.

          5. Total royalties due.

          6. Names and addresses of all sublicensees of Licensee.

          7. Payments received by Licensee from Affiliates and sublicensees.

          8. Licensed Products manufactured and sold to the U.S. Government. No royalty obligations shall arise from sales or use by, for or on behalf of the U.S. Government in view of a royalty-free, nonexclusive license that may heretofore have been granted to the U.S. Government.

          9. Royalties and Fees received from sublicensees.

      D. Until the First Commercial Sale of a Licensed Product or Licensed Process, Licensee shall provide to CMCC at least annually reasonable detail regarding the activities of Licensee and Licensee's Affiliates and sublicensees relative to achieving the objectives set forth in the Development Plan in a timely manner, including but not limited to, reports of financial expenditures to achieve said objectives, research and development activities, regulatory approvals, strategic alliances and manufacturing, sublicensing and marketing efforts.

      E. With each such report submitted, Licensee shall pay to CMCC the royalties due and payable under this Agreement. If no royalties shall be due, Licensee shall so report.

      F. On or before the ninetieth (90th) day following the close of Licensee's fiscal year, Licensee shall provide CMCC with Licensee's certified financial statements for the preceding fiscal year, including at a minimum a balance sheet and an operating statement.

                         ARTICLE VI. PATENT PROSECUTION

      A. CMCC shall have primary responsibility for the preparation, filing, prosecution and maintenance of all patent applications and patents included within the Patent Rights, using patent counsel reasonably acceptable to Licensee. CMCC shall seek to obtain Patent Rights in any country designated by Licensee. CMCC shall furnish to Licensee all documents (or draft thereof) pertaining to the filing, prosecution or maintenance of the Patent Rights and seek Licensee's input prior to making decisions concerning the Patent Rights.

      B. Licensee shall reimburse to CMCC the amount of all fees and costs relating to the filing, prosecution and maintenance of the Patent Rights whether such fees and/or costs were incurred before or after the date of this Agreement. CMCC shall provide to Licensee an itemized invoice of all such fees and Licensee shall pay to CMCC all amounts due under said invoice within thirty (30) days of the date of said invoice.

      C. In the event CMCC elects not to pursue, maintain or retain a particular Patent Right licensed to Licensee hereunder, CMCC shall so notify Licensee in sufficient time for Licensee to assume the filing, prosecution and/or maintenance of such application or patent at Licensee's expense. In such event, CMCC shall provide to Licensee any authorization necessary to permit Licensee to pursue and/or maintain such Patent Right. Licensee shall have no further royalty obligations under this Agreement with respect to any such Patent Right.

                           ARTICLE VII. INFRINGEMENT

      A. Licensee and CMCC shall each inform the other promptly in writing of any alleged infringement by a third party of the Patent Rights in the Field of Use and of any available evidence thereof.

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  Confidential materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

      B. During the term of this Agreement, CMCC shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights and, in furtherance of such right, Licensee hereby agrees that CMCC may include Licensee as a party plaintiff in any such suit, without expense to Licensee. The total cost of any such infringement action commenced or defended solely by CMCC shall be borne by CMCC. CMCC shall keep any recovery or damages for past infringement derived therefrom.

      C. If within [**] after having been notified of any alleged infringement, CMCC shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if CMCC shall notify Licensee at any time prior thereto of its intention not to bring suit against any alleged infringer then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights in the Field of Use, and Licensee may, for such purposes, use the name of CMCC as party plaintiff; provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted hereunder remains exclusive. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of CMCC, which consent shall not be unreasonably withheld. Licensee shall indemnify CMCC against any order for costs that may be made against CMCC in such proceedings.

      D. In the event Licensee shall undertake the enforcement and/or defense of the Patent Rights in the Field of Use by litigation, Licensee may withhold up to [**] percent ([**]%) of the payments otherwise thereafter due to CMCC under
Article IV above and apply the same toward reimbursement of up to [**] percent ([**]%) of Licensee's expenses, including reasonable attorney's fees, in connection therewith. Any recovery of damages by Licensee for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to such suit and next toward reimbursement of CMCC for any payments under Article IV past due or withheld and applied pursuant to this
Article VII. The balance remaining from any such recovery shall be treated as sublicensing income.

      E. In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against Licensee, CMCC, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and participate in the defense of the action at its own expense.

      F. In any infringement suit which either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and the expense of the party initiating such suit, cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

      G. Licensee shall during the exclusive period of this Agreement have the sole right subject to the terms and conditions hereof to sublicense any alleged infringer for future use of the Patent Rights. Any upfront fees paid to Licensee as part of such a sublicense shall be shared equally between Licensee and CMCC. Any other royalties shall be treated as set forth in Article IV, Paragraph A.5.

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  Confidential materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

                     ARTICLE VIII. UNIFORM INDEMNIFICATION
                            AND INSURANCE PROVISIONS

      A. Licensee shall indemnify, defend and hold harmless CMCC, its corporate affiliates, current or future directors, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement; provided, however, that Licensee's indemnification obligations hereunder shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities of the Indemnitees.

      B. Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to CMCC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

      C. Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[**] per incident and $[**] annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) contractual liability coverage for Licensee's indemnification under Article VIII, Paragraphs A and B of this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[**] annual aggregate), such self-insurance program must be acceptable to CMCC and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amount of insurance coverage required under this Article VIII, Paragraph C. shall not be construed to create a limit of Licensee's liability with respect to its indemnification under Article VIII, Paragraphs A and B of this Agreement.

      D. Licensee shall provide CMCC with written evidence of such insurance upon request of CMCC. Licensee shall provide CMCC with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, CMCC shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice of any additional waiting periods.

      E. Licensee shall maintain such commercial general liability insurance during (i) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a sublicensee, Affiliate or agent of Licensee and (ii) a reasonable period after the period referred to above, which in no event shall be less than fifteen (15) years.

      F. Article VIII, Paragraphs A through E shall survive expiration or termination of this Agreement.

      G. OTHER THAN WARRANTIES SET FORTH HEREIN, CMCC MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER AND HEREBY DISCLAIMS THE SAME.

                          ARTICLE IX. EXPORT CONTROLS

      It is understood that CMCC is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. CMCC neither represents that a license shall not be required, nor that if required, it shall be issued.

                          ARTICLE X. NON-USE OF NAMES

      Licensee shall not use the name of Children's Medical Center Corporation nor the name of any of its corporate affiliates or employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from CMCC in each case, except that Licensee may state that it is licensed by CMCC under one or more of the patents and/or applications comprising the Patent Rights, and Licensee may comply with disclosure requirements of all applicable laws relating to its business, including United States and state security laws.

                             ARTICLE XI. ASSIGNMENT

      A. Except as otherwise provided herein, this Agreement is not assignable in whole or in part, and any attempt to do so shall be void and of no effect.

      B. CMCC may assign this Agreement at any time to any corporate affiliate of CMCC without the prior consent of Licensee.

      C. Except as provided in Article XI, Paragraph D below, Licensee may assign this Agreement to another entity only with the prior written consent of CMCC, which consent shall not be unreasonably withheld or delayed.

      D. Notwithstanding anything herein to the contrary, in the event Licensee merges with another entity, is acquired by another entity, or sells all or substantially all of its assets to another entity, Licensee may assign its rights and obligations hereunder to, in the event of a merger or acquisition, the surviving entity, and in the event of a sale, the acquiring entity, without CMCC's consent so long as: (i) Licensee is not then in breach of this Agreement; (ii) the proposed assignee has a net worth at least equivalent to the net worth Licensee had as of the date of this Agreement; (iii) the proposed assignee has available resources and sufficient scientific, business and other expertise comparable to Licensee in order to satisfy its obligations hereunder; (iv) Licensee provides written notice of the assignment to CMCC, together with documentation sufficient to demonstrate the requirements set forth in subparagraphs (i) through (iii) above, at least fifteen (15) days prior to the effective date of the assignment; and (v) CMCC receives from the assignee, in writing, at least fifteen (15) days prior to the effective date of the assignment: (a) reaffirmation of the terms of this Agreement; (b) an agreement to be bound by the terms of this Agreement; and (c) an agreement to perform the obligations of Licensee under this Agreement.

                ARTICLE XII. DISPUTE RESOLUTION AND ARBITRATION

      A. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other of such claim, dispute or controversy in writing, describing the dispute in reasonable detail. By no later than five (5) business says after the recipient has received such notice of dispute, each party shall have selected a representative who shall have the authority to bind such party and shall have advised the other party in writing of the name and title of such representative.

      B. Within fifteen (15) days of receipt of a request for mediation as described above, the parties agree to commence mediation in the City of Boston, Commonwealth of Massachusetts in accordance with the policies and procedures of Endispute, Inc. ("Endispute"), or in the event that Endispute is no longer in operation, in accordance with the policies and procedures of the American Arbitration Association. The parties shall select a mediator acceptable to both of them from a list provided by Endispute. The parties agree to cooperate in good faith in said mediator's efforts to assist the parties to resolve the dispute. Each party agrees to pay fifty percent (50%) of the costs of said mediation. If the matter has not been resolved within thirty (30) days of the commencement of mediation, either party may request in writing that the matter be submitted to arbitration in accordance with the following subparagraph.

      C. Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties or by mediation shall be resolved by final and binding arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association ("AAA") then obtaining and all expenses, in connection therewith, will be shared equally, except for the expense of the parties' respective legal counsels. A single arbitrator shall be mutually agreed upon and if the parties are unable to agree on a mutually acceptable arbitrator, an arbitrator shall be chosen in accordance with AAA rules. Any award rendered in such arbitration shall be final and may be enforced by either party.

      D. Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                       ARTICLE XIII. TERM AND TERMINATION

      A. The term of this Agreement shall commence on the Effective Date and shall remain in effect, on a country-by-country basis, until the expiration of all Patent Rights in such country.

      B. CMCC may terminate this Agreement immediately upon the bankruptcy, insolvency, liquidation, dissolution or cessation of operations of Licensee; or the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee; or any assignment by Licensee for the benefit of creditors; or the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee which is not dismissed within ninety (90) days of the date on which it is filed or commenced.

      C. CMCC may terminate this Agreement upon thirty (30) days prior written notice in the event of Licensee's failure to pay to CMCC royalties due and payable hereunder in a timely manner, unless Licensee shall make all such payments to CMCC within said thirty (30) day period. Upon the expiration of the thirty (30) day period, if Licensee shall not have made all such payments to CMCC, the rights, privileges and licenses granted hereunder shall terminate.

      D. Except as otherwise provided in Paragraph C above, CMCC may terminate this Agreement upon sixty (60) days prior written notice in the event of Licensee's breach or default of any material term or condition or warranty contained in this Agreement, unless Licensee shall cure such breach to CMCC's reasonable satisfaction within said sixty (60) day period. Upon the expiration of the sixty (60) day period, if Licensee shall not have cured said breach to the reasonable satisfaction of CMCC, the rights, privileges and license granted hereunder shall terminate.

      E. Licensee shall have the right to terminate this Agreement at any time upon six (6) months' prior written notice to CMCC, and upon payment by Licensee of all amounts due CMCC through the effective date of termination.

      F. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall pay to CMCC the royalties thereon as required under this Agreement and shall submit the reports required under this Agreement on the sales of Licensed Products.

            ARTICLE XIV. PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

      A. All payments, notices, reports and/or other communications made in accordance with this Agreement, shall be sufficiently made or given on the date of the mailing if delivered by hand, by facsimile or sent by first class mail postage prepaid and addressed as follows:

      In the case of CMCC:

      Donald Lombardi
      Director, Intellectual Property Office
      Children's Hospital
      300 Longwood Avenue
      Boston, MA 02115

      In the case of Licensee:

      Daniel Ohmstead
      CEO, Reprogenesis, Inc.
      21 Erie Street
      Cambridge, MA 02139

or such other address as either party shall notify the other in writing.

                         ARTICLE XV. GENERAL PROVISIONS

      A. All rights and remedies hereunder will be cumulative and not alternative, and this Agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts.

      B. This Agreement may be amended only by written agreement signed by the parties.

      C. It is expressly agreed by the parties hereto that CMCC and Licensee are independent contractors and nothing in this Agreement is intended to create an employer relationship, joint venture, or partnership between the parties. No party has the authority to bind the other.

      D. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all proposals, negotiations and other communications between the parties, whether written or oral, with respect to the subject matter hereof.

      E. If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

      F. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

      G. The failure of either party to assert a right to which it is entitled or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

      H. Licensee agrees to mark any Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

      I. Each party hereto agrees to execute, acknowledge and deliver such further instruments and do all such further acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

      J. The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last written below.

CHILDREN'S MEDICAL CENTER
CORPORATION                              REPROGENESIS


By: /s/ William New                      By: /s/ Daniel R. Omstead
    -----------------------------            ---------------------------------
Name: William New                        Name: Daniel R. Omsted
      ---------------------------              -------------------------------

Title: Vice President, Research          Title: President
       --------------------------               ------------------------------
       Administration

Date: 2/20/00                            Date: 2/20/00
      ---------------------------              -------------------------------

  Confidential materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

                                   APPENDIX 1
                                  Patent Rights

U.S. [**]                  filed [**]

U.S. [**]                  filed [**]

PCT/US[**]                 filed[**] (limited to claims directed to the
                           inventions of U.S. [**])

      Australia            [**]
      Canada               [**]
      Japan                [**]
      EPO                  [**]

  Confidential materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

                                   APPENDIX 2

                                Development Plan

A. Licensee will fund research at CMCC under the direction of Dr. James Yoo, the Principal Investigator, for [**] years beginning on June 1, 2000 under the terms of the Sponsored Research Agreement of even date. Some of the research done under this program will involve research and preclinical studies on the use of [**] for the applications in the Field(s) of Use licensed hereunder.

B. Licensee will deliver a more detailed updated commercial Development Plan to CMCC within [**] of the Effective Date containing all the information described in Article III B. of this License Agreement.

C. Licensee will file an IDE on a Licensed Product or Licensed Process within [**] of the Effective Date.

D. Licensee will maintain a clinical development program in accordance with industry standards for conquerable products and the Development Plan.

E. Licensee will introduce a Licensed Product or Licensed Process to the market within [**] of the Effective Date.